                                                                  EXHIBIT 21.1

                              LIST OF SUBSIDIARIES



Name                                                 Jurisdiction
----                                                 ------------
Queen Sand Resources, Inc.                           Nevada

Northland Operating Co.                              Nevada

Corrida Resources, Inc.                              Nevada

Queen Sand Resources (Canada) Inc.                   Canada